Exhibit 99.1

Selecta Biosciences Announces $38.7 Million Underwritten Offering

WATERTOWN, Mass., April 6, 2022 – Selecta Biosciences, Inc. (Nasdaq: SELB) (“Selecta” or the “Company”), a biotechnology company focused on developing tolerogenic therapies to mitigate unwanted immune responses, today announced that it has agreed to sell 27,428,572 shares of its common stock and accompanying warrants to purchase up to 20,571,429 shares of common stock at a combined offering price of $1.41 per share and accompanying warrant. The warrants to purchase shares of common stock have an exercise price of $1.55 per share, are immediately exercisable and will expire five years from the date of issuance. All of the securities in the offering will be sold by Selecta. The gross proceeds to Selecta from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $38.7 million. The offering is expected to close on April 11, 2022, subject to the satisfaction of customary closing conditions.

SVB Leerink is acting as sole bookrunning manager for the offering. Canaccord Genuity is acting as lead manager for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-241692) that was previously filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2020 and declared effective on August 14, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus may also be obtained by contacting SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of Selecta’s securities, nor shall there be any sale of Selecta’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Selecta Biosciences, Inc.

Selecta Biosciences, Inc. is a clinical stage biotechnology company leveraging its ImmTOR® platform to develop tolerogenic therapies that selectively mitigate unwanted immune responses.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion and anticipated proceeds of the proposed offering. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to fluctuations in Selecta’s stock price, changes in market conditions and satisfaction of customary closing conditions related to the offering, as well as the other factors discussed in the “Risk Factors” section in Selecta’s most recently filed Annual Report on Form 10-K as well as other risks detailed in Selecta’s subsequent filings with the Securities and Exchange Commission. There can be no assurance that Selecta will be able to complete the proposed offering on the anticipated terms. All information in this press release is as of the date of the release, and Selecta undertakes no duty to update this information unless required by law.

For Investors:

Bruce Mackle

LifeSci Advisors, LLC

Phone: +1-929-469-3859

Email: bmackle@lifesciadvisors.com

For Media:

Brittany Leigh, Ph.D.

LifeSci Communications, LLC

Phone: +1-646-751-4366

Email: bleigh@lifescicomms.com